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                              RETENTION AGREEMENT
                              -------------------

     This Retention Bonus Agreement (the "Agreement") is dated effective as of February 23, 2001 (the "Effective Date"), between Micron Electronics, Inc., a Minnesota corporation, located at 900 East Karcher Road, Nampa, Idaho 83687 (the "Company"), and Jeffrey K. Moeser, located at the business address of 900 East Karcher Road, Nampa, Idaho 83687 (the "Executive"). Capitalized terms or words that are not otherwise defined where stated in this Agreement shall have the meanings assigned to such terms or words in Section 6.

     1.  Purpose of Agreement.  The Parties intend this Agreement to provide
         --------------------
Executive with incentive and retention pay to encourage Executive's continuation of employment with the Company in accordance with its terms.

     2.  Term of Agreement; Termination. The term of this Agreement shall
         ------------------------------
commence on the Effective Date and shall continue until August 31, 2001 (the "Term"). This Agreement shall automatically terminate upon the earliest to occur of the following events: (i) expiration of the Term; (ii) the date of termination of Executive's employment for any reason; or (iii) the date of Executive's death or Disability. A termination of this Agreement under this
Section 2 shall not affect any of the rights or obligations of the Parties under the Agreement that accrue prior to such a termination, or any rights or obligations that survive following termination.

     3.  Target Retention Bonus. The Company shall establish for Executive
         ----------------------
during the Term a total target retention bonus in the sum of One Hundred Twenty Five Thousand Dollars ($125,000) (the "Retention Bonus"). Subject to all of the terms, provisions and conditions of this Agreement, if Executive is continuously employed with the Company from the Effective Date through the Retention Date, the Company agrees to pay to Executive the Retention Bonus in two lump sum installment payments in accordance with Sections 3.1 and 3.2.

         3.1 First Installment. A lump sum payment in the gross amount of Fifty Thousand Dollars ($50,000), less applicable federal, state and local tax withholding and payroll deductions, shall be paid to Executive within 10 days following the execution of this Agreement by the Parties, subject to the repayment conditions and obligations in Section 3.3 and approval of this Agreement under Section 4.1.

         3.2 Second Installment. A lump sum payment in the gross amount of Seventy Five Thousand Dollars ($75,000), less applicable federal, state and local tax withholding and payroll deductions, shall be paid to Executive within 10 days following the Retention Date, subject to the repayment conditions and obligations in Section 3.3.

         3.3 Repayment Obligation. In the event of Executive's Voluntary Termination or Termination for Cause prior to the earliest to occur of (i) the Retention Date, (ii) the Executive's death, (iii) the Executive's Disability, or
(iv) the expiration of the Term, Executive shall be required to repay, and hereby expressly agrees to repay, to the Company within 10 days following such Voluntary Termination or Termination for Cause the full gross amounts of any payments of Retention Bonus received by Executive under Sections 3.1 and 3.2. The


RETENTION AGREEMENT - Page 1
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repayment obligation under this Section 3.3 is in addition to Executive's repayment obligation under Section 4.2 with respect to a breach of confidentiality.

     4.  Other Terms, Conditions and Provisions.
         --------------------------------------

         4.1 Approval. This Agreement is subject to approval by the Committee, and until such approval shall be given and evidenced by a written resolution of the Committee this Agreement shall be of no force and effect.

         4.2 Confidentiality. As a condition to receipt of any payments of the Retention Bonus under this Agreement, Executive agrees not to voluntarily disclose to any person, agency or court the terms and provisions of this Agreement, or any of the discussions between Executive and the Company's representatives relating to this Agreement, unless Executive is expressly compelled to do so pursuant to legal process (e.g., a court summons or subpoena), or as otherwise required by law. Executive may discuss this Agreement and the terms and provisions hereof with Executive's attorney, financial advisor, certified public accountant or immediate family members on a confidential basis; provided, however, that Executive understands and agrees that any breach of confidentiality by such persons shall be deemed a breach by Executive. Executive further understands and agrees that, if Executive breaches the confidentiality obligations under this Section 4.2, Executive shall automatically forfeit any unpaid Retention Bonus under this Agreement, and shall be obligated to repay the gross amount of any Retention Bonus payments already paid under Section 3.1 ($50,000) and Section 3.2 ($75,000), as applicable. Executive further understands that the Company may have a legal obligation to publicly disclose some or all of the terms and provisions of this Agreement; and, if so, the Company shall disclose such terms and provisions to the extent required under applicable law or regulation. In the event that Company publicly discloses any terms and provisions of this Agreement, Executive thereafter shall not be required to keep such publicly disclosed terms and provisions confidential pursuant to this Section 4.2. The rights and obligations under this
Section 4.2 shall survive termination of this Agreement.

         4.3 Tax Treatment. The Retention Bonus and all payments to Executive under this Agreement are subject to applicable federal, state and local tax withholding and payroll deductions, and constitute taxable income to Executive. Executive, and not the Company, is liable for federal, state and local income taxes and any employee's share of employment taxes on the Retention Bonus and all payments under this Agreement.

         4.4 Not a Contract of Employment; At-Will Employment. Nothing in this Agreement is intended or shall be construed to be a contract or guaranty of employment, or shall give Executive any right to continue employment through the Term of this Agreement, or for any other duration or period of time. Executive's employment with the Company shall remain on an at-will basis; meaning that both Executive and the Company shall have the right to terminate employment at any time, for any reason, with or without cause or prior notice.

         4.5 Reaffirmation of Noncompete Agreement. Executive agrees to abide by, and hereby expressly reaffirms, all of Executive's obligations under the Employment and


RETENTION AGREEMENT - Page 2
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Noncompete Agreement with the Company dated November 3, 1997 (the "Noncompete
Agreement"), including, without limitation, all of the terms, restrictive covenants and related provisions under Paragraphs 4, 5, 7, 11, 12, 13, 14 and 15 of the Noncompete Agreement. A copy of the Noncompete Agreement is attached as Exhibit A. The rights and obligations under this Section 4.5 shall survive termination of this Agreement.

         4.6 No Affect on Prior Agreements. Except as otherwise expressly provided herein, this Agreement shall not affect in any manner the Parties' rights and obligations under any prior written agreements between the Parties, including, without limitation, any agreements that relate to employment, severance, noncompetition, confidentiality, assignment or indemnification, and all such agreements shall remain in full force and effect.

         4.7 Dispute Resolution. Any dispute concerning the interpretation or construction of this Agreement or relating to any compensation or benefits that Executive may claim under this Agreement shall first be submitted to confidential mediation before a mediator mutually selected and agreed to by the Parties. If the Parties fail to resolve such dispute through such mediation, the dispute shall be submitted for binding arbitration to be conducted in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA"). Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The Parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever the award may be entered in any court having jurisdiction thereof. The venue for any mediation or arbitration under this Section 4.7 shall be in Boise, Idaho, unless the Parties mutually agree to an alternative location. The Parties shall be responsible for their own costs and legal fees in any mediation or arbitration proceedings under this Section 4.7. The rights and obligations under this
Section 4.7 shall survive termination of this Agreement.

         4.8 Execution of Release. As a condition to receipt of any payments under Section 3, Executive shall execute a waiver and release of claims against the Company in a form provided by the Company within the specified consideration or execution periods, and subject to confirmation by the Company that Executive does not later revoke such waiver and release of claims within any revocation period allowed by applicable law.

     5.  Successors; Binding Agreement.
         -----------------------------

         5.1 Successors and Assigns. This Agreement shall be binding on the Company, its successors and assigns, including any person acquiring control of the Company's business and operations.

         5.2 No Assignment by Executive. Executive's rights and benefits under this Agreement are personal to Executive, and may not be transferred or assigned voluntarily or involuntarily.

     6.  Definitions.  For purposes of this Agreement, the following capitalized
         -----------
words shall have the meanings set forth below:



RETENTION AGREEMENT - Page 3
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     "Board" means the Board of Directors of the Company.

     "Committee" means the Compensation Committee of the Board.

     "Disability" means (i) Executive's incapacity due to physical or mental illness that causes Executive to be absent from the full-time or regular performance of Executive's duties with the Company for at least 90 consecutive days, and (ii) Executive's failure to return to full-time or regular performance of Executive's duties for the Company within 15 days after receiving written notice of termination of this Agreement due to Disability. Any question as to the existence of a Disability upon which Executive and the Company cannot agree shall be determined by a qualified independent physician selected by Executive (or, if Executive is unable to make such selection, a selection shall be made by any adult member of Executive's immediate family), and approved by the Committee. The determination of such physician made in writing to the Company and to Executive shall be final and conclusive for all purposes of determining Disability under this Agreement.

     "Good Reason" means a resignation of Executive's employment because of one or more of the following reasons: (i) a substantial adverse change without Executive's consent in Executive's responsibilities from those in effect or assigned as of the Effective Date; (ii) a Company-imposed reduction of Executive's annual base salary below the level set as of the Effective Date, without Executive's consent; or (iii) a Company-imposed relocation of Executive's principal place of employment with the Company by more than a 50 mile radius, without Executive's consent; provided, however, that any event described in clause (i), (ii) or (iii) shall not constitute Good Reason unless it is first communicated by Executive to the Company in writing and such event is not corrected by the Company in a manner that is reasonably satisfactory to Executive within 10 days of the Company's receipt of such written notice from Executive.

     "Involuntary Termination" means: (i) any termination of Executive's employment with the Company by the Company other than by reason of Disability or Termination for Cause; or (ii) any resignation of employment with the Company by Executive that occurs within 30 days following an event that constitutes Good Reason.

     "Retention Date" means the earliest to occur of (i) August 31, 2001; or
(ii) Involuntary Termination.

     "Termination for Cause" means the Company's termination of Executive's employment during the Term because of (i) any willful, material violation by the Executive of any law or regulation applicable to the business of the Company or a subsidiary of the Company, the Executive's conviction for, or guilty plea to, a felony or a crime, or any willful perpetration by the Executive of a common law fraud, (ii) Executive's commission of an act of personal dishonesty which involves personal profit in connection with the Company or any other entity having a business relationship with the Company, (iii) any breach by Executive of any material provision of any agreement or understanding between the Company and Executive regarding Executive's service as an employee, officer, director or consultant to the Company


RETENTION AGREEMENT - Page 4
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which results in loss, damage or injury to the Company, including, without limitation, the willful and continued refusal of Executive to perform the material duties reasonably required of Executive as an employee, officer, director or consultant of the Company, other than as a result of having a Disability, (iv) Executive's violation of the policies of the Company so as to cause loss, damage or injury to the property, reputation or employees of the Company, or (v) any willful misconduct or unauthorized actions by Executive which results in loss, damage or injury to the Company.

     "Voluntary Termination" means Executive's resignation or voluntary termination of employment with the Company other than for Good Reason.

     7.   Miscellaneous.
          -------------

          7.1 Amendments; Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge shall be agreed to in writing. Any modification of this Agreement shall be effective only if in writing and signed by each party or its duly authorized representative. The waiver of a condition of benefits on any occasion shall not constitute a waiver of any other condition on the same occasion or a waiver of the same or any other condition on any other occasion.

          7.2 Entire Agreement. This Agreement contains the entire agreement between the Parties concerning the subject matters discussed herein and supersedes and replaces any earlier understandings, agreements or summaries, whether written or oral.

          7.3 Validity. The terms and provisions of this Agreement are contractual and not mere recitals. If, for any reason, any provision of this Agreement shall be held invalid in whole or in part, such invalidity shall not affect the remainder of this Agreement.

          7.4 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          7.5 Headings. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the Parties to this Agreement.

          7.6 Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Idaho applicable to contracts entered into and performed in such State.

MICRON ELECTRONICS, INC.


By_________________________                 Date:_______________________
   JoAnne S. Pfeifer
Its:  Vice President, Administration, Corporate Secretary


RETENTION AGREEMENT - Page 5
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Accepted and agreed:

By___________________________               Date:__________________________
     Jeffrey K. Moeser


RETENTION AGREEMENT - Page 6